EXHIBIT 21.1

SUBSIDIARIES OF TRITON INTERNATIONAL LIMITED AS OF DECEMBER 31, 2020

Name	Jurisdiction
Triton Container International Limited	Bermuda
Triton Container International, Incorporated of North America	California
TAL International Group, Inc.	Delaware
TAL International Container Corporation	Delaware
TAL Advantage VII LLC	Delaware
TAL Finance III LLC	Delaware
Triton International Finance LLC	Delaware
TIF Funding LLC	Delaware
TIF Funding II LLC	Delaware
Triton Container Finance VII LLC	Delaware
Triton Container Finance VIII LLC	Delaware
Triton International Australia Pty Limited	Australia
Triton International Container BVBA	Belgium
Triton Container Sul Americana Transporte e Comercio Ltda.	Brazil
Triton Container International GmbH	Germany
Triton Limited	Hong Kong
Tristar Container Services (Asia) Private Limited **	India
Triton International Japan Limited	Japan
Triton Container International B.V.	Netherlands
Triton Container (S) Pte Limited	Singapore
Triton Container South Africa Pty Limited*	South Africa
ICS Terminals (UK) Limited	United Kingdom
Triton Container UK Limited	United Kingdom

* - In Liquidation
** - Joint Venture between Triton Container International Limited and Marine Container Services (India) Private Limited